Exhibit 5.1

801 Jefferson Avenue, Suite 300 Redwood City, California 94063 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
August 17, 2026 Advanced Micro Devices, Inc. 2485 Augustine Drive Santa Clara, CA 95054	Austin Beijing Boston Brussels Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re:

Registration Statement No. 333-298288, $1,250,000,000 Aggregate Principal Amount of 4.600% Senior Notes due 2029, $1,500,000,000 Aggregate Principal Amount of 5.000% Senior Notes due 2031, $1,000,000,000 Aggregate Principal Amount of 5.250% Senior Notes due 2033 and $1,000,000,000 Aggregate Principal Amount of 5.500% Senior Notes due 2036

To the addressee set forth above:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the issuance of $1,250,000,000 aggregate principal amount of the Company’s 4.600% Senior Notes due 2029 (the “2029 Notes”), $1,500,000,000 aggregate principal amount of the Company’s 5.000% Senior Notes due 2031 (the “2031 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 5.250% Senior Notes due 2033 (the “2033 Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 5.500% Senior Notes due 2036 (together with the 2029 Notes, the 2031 Notes and the 2033 Notes, the “Notes”) under that certain Indenture, dated June 9, 2022 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association as trustee (the “Trustee”), as supplemented by that certain Third Supplemental Indenture, dated August 17, 2026, between such parties (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2026 (Registration No. 333-298288) (as so filed, the “Registration Statement”), a base prospectus, dated August 13, 2026, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement, dated August 13, 2026, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), the document that the Issuer has identified as an “issuer free writing prospectus” (as defined in Rule 433 and Rule 405 under the Act) (the “Specified IFWP”), a final prospectus supplement, dated August 13, 2026, filed with the Commission pursuant to Rule 424(b) under the Act on August 14, 2026 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated August 13, 2026, between the underwriters named therein and the Company (the “Underwriting Agreement”).

August 17, 2026

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, Preliminary Prospectus, Specified IFWP or Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (f) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (g) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with

August 17, 2026

their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 17, 2026 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP